Exhibit 10.5

AVON PRODUCTS, INC.

LONG-TERM INCENTIVE CASH PLAN

EFFECTIVE JANUARY 1, 2011

I.	PURPOSE.

The primary objective of this Avon Products, Inc. Long-Term Incentive Cash Plan is to link a portion of the total pay of eligible participants to the business growth success of Avon Products, Inc. and its Affiliates during a Long-Term Performance Period as designated by the Committee from time to time. It is contemplated that the Committee shall establish a three-year Long-Term Performance Period at the beginning of each calendar year.

II.	DEFINITIONS.

Capitalized terms used in this Program and not defined herein shall have the meaning set forth in the Avon Products, Inc. 2008-2012 Executive Incentive Plan, as amended, or any successor plan (“Executive Incentive Plan”). Additionally, the following terms shall have the following meanings:

“Disability” has the meaning provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Section 22(e)(3) of the Code, as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the cure to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the U.S. who is subject to local disability laws and programs.

“Performance Period” means a performance period of at least three years as designated by the Committee from time to time under the Program.

“Performance Period Bonus” means the cash bonus payable to a Participant with respect to a Performance Period as determined pursuant to Article V.

“Potential Change in Control” means:

(i) the commencement of a tender or exchange offer by any third person for 30% or more of the then outstanding shares of common stock or combined voting power of the Company’s then outstanding voting securities;

(ii) the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change in Control;

(iii) the public announcement by any person, including the Company, of an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iv) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that a Potential Change in Control has occurred.

“Program” means this Avon Products, Inc. Long-Term Incentive Cash Plan.

“Retirement” means a Participant’s Separation from Service with the Company or an Affiliate on or after (i) the Participant’s 65th birthday; (ii) the Participant’s 55th birthday if the Participant has completed at least 15 years of Credited Service (as described in the Company’s Personal Retirement Account Plan); (iii) the date the Participant is eligible for early or normal retirement under any retirement plan of the Company or its Affiliates that applies to such Participant; (iv) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Company or an Affiliate; or (v) the Participant’s attainment of his 60th birthday and the completion of five years of service with the Company or an Affiliate. For those Participants located outside the U.S., Participants will be considered to have retired based on the local policies, practices or benefit plans applicable to the Participant’s location.

III.	ADMINISTRATION.

The administration and operation of the Program shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Program to such employees of the Company as it shall designate from time to time. The Committee shall interpret and construe any and all provisions of the Program and any determination made by the Committee under the Program shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board or the Committee, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Program.

IV.	ELIGIBILITY AND PARTICIPATION.

The Committee shall select the employees of the Company or its Affiliates to participate in the Program. An Award to a Participant subject to Section 162(m) of the Code shall be granted under the Executive Incentive Plan and be subject to the terms thereof.

V.	PERFORMANCE PERIOD BONUS.

5.1. Performance Goals. Each Performance Period Bonus will be assessed against Performance Measures contained in the Company’s Executive Incentive Plan and determined by the Committee within the first ninety (90) days of a Performance Period.

5.2. Performance Period Bonus. The Committee shall also establish during the first ninety (90) days of a Performance Period the formula for calculating the Performance Period Bonus for each Participant.

5.3. Determination of Achievement of Performance Goals. The Committee shall determine and certify the level of achievement of the performance goals as soon as practicable after the end of the Performance Period. The Committee may increase or decrease the Performance Period Bonus based on the Committee’s quantitative and qualitative assessment and in its sole discretion; provided that the Performance Period Bonus may not be increased for any Participant subject to Section 162(m) of the Code.

5.4. Payment of Performance Period Bonus.

(a) Except as provided below, Participants who remain actively employed until the last day of the Performance Period shall be entitled to receive payment of the Performance Period Bonus, if any, determined in accordance with this Article V.

(i) A Participant who incurs an involuntary Separation from Service without Cause on or after January 1 of the calendar year following grant of the Award but who will not be eligible for Retirement at the end of a salary continuation period for which the Participant is eligible under a severance pay plan of the Company or some other agreement between the Company and the Participant, in either case as in effect on the date hereof, but prior to the end of the Performance Period, shall be eligible for a prorated Performance Period Bonus payable in the year following completion of the Performance Period, provided that the performance goal(s) are satisfied in accordance with this Article V.

(ii) A Participant who incurs a voluntary Separation from Service due to Retirement on or after January 1 of the year following grant of the Award, or a Participant who incurs an involuntary Separation from Service other than for Cause on or after January 1 of the year following grant of the Award who will be eligible for Retirement at the end of the payment period for which the Participant is eligible under a severance pay plan of the Company or some other agreement between the Participant and the Company (as if the Participant made any available election under such plan or agreement to extend the salary continuation period by the maximum period available to the Participant), in either case as in effect on the date hereof (disregarding any election permitted to the Participant under such plan or agreement), then, provided that the performance goal(s) have been satisfied, the Participant shall be entitled to a prorated Performance Period Bonus payable in the year following completion of the Performance Period.

(iii) A Participant who dies or incurs a Separation from Service due to Disability during the Performance Period will be eligible for a prorated Performance Period Bonus payable in the year following completion of the Performance Period, provided that the performance goal(s) are satisfied in accordance with this Article V.

(iv) A Participant is not eligible for a Performance Period Bonus if he or she: (w) incurs an involuntary Separation from Service by the Company for Cause prior to payment of the Performance Period Bonus; (x) subject to Section 5.4(c), incurs an involuntary Separation from Service by the Company without Cause prior to January 1 of the year following grant of the Award; (y) incurs a voluntary Separation from Service due to Retirement prior to January 1 of the year following grant of the Award; or (z) incurs a voluntary Separation from Service from the Company (excluding Retirement on or after January 1 of the year following grant of the Award, Disability, or a voluntary Separation from Service for a Change in Control Good Reason) at any time during the Performance Period.

(b) Payment of Performance Period Bonuses shall be made during the year following the completion of the Performance Period, except to the extent that such Participant elected to defer the receipt of a portion of his or her Performance Period Bonus in accordance with subsection (e) hereof or as provided in Section 5.4(c) below, if applicable.

(c) Prior to the payment of the Performance Period Bonus for any Performance Period, if (w) and (x) occurs, where (w) is a Change in Control which occurs prior to the date the Performance Period Bonus is paid, and where (x) is a Separation from Service following such Change in Control, either: (y) by the Company without Cause within two years of the Change in Control; or (z) due to the Participant incurring a Change in Control Good Reason, then the Performance Period Bonus will be calculated and paid, if payable, promptly following the Participant’s Separation from Service for (y) or (z) only, subject to Section 5.5, and in accordance with (i), (ii) or (iii) below:

(i) If the Separation from Service occurs at any time before the July 1 of the calendar year following the calendar year the Award is granted for such Performance Period, the Performance Period Bonus is fully vested and calculated as if the Award had been achieved at target but prorated;

(ii) If the Separation from Service occurs on or after the July 1 of the calendar year following the calendar year the Award is granted for such Performance Period, but prior to the last day of the Performance Period, the Performance Period Bonus is fully vested and calculated as if the Award had been achieved at target, without proration;

(iii) If the Separation from Service occurs on or after the last day of the Performance Period but prior to payment of the Performance Period Bonus, the Performance Period Bonus is fully vested and calculated based on the achievement of the Performance Measures.

Effective upon a Change in Control, each outstanding Performance Period Bonus must be continued in accordance with its terms and conditions in effect on the date of the Change in Control. If the Performance Period Bonus is not so continued, notwithstanding the other provisions of this Section 5.4(c), the Performance Period Bonus shall be fully vested and paid in cash at target, without proration, promptly following the Change in Control.

(d) For purposes of this Section 5.4, a “prorated” Performance Period Bonus means a bonus calculated by multiplying the Performance Period Bonus (or target Award for purposes of Section 5.4(c)) by a fraction, which shall be the number of complete months from the beginning of the Performance Period to the date of Separation from Service, divided by the number of months from the beginning of the Performance Period to the end of the Performance Period.

(e) A Participant may elect to defer the receipt of a portion of his or her Performance Period Bonus to the DCP, provided that such deferral election is made in accordance with the DCP and Section 409A of the Code. Such deferred amounts shall then be subject to the terms and conditions of the DCP and Section 409A of the Code, including, without limitation, limitations on receiving payments from the DCP.

(f) For purposes of determining proration under Section 5.4(d), a paid or unpaid leave of absence of the Participant shall not constitute a Separation from Service of the Participant, except to the extent that the leave of absence constitutes a “separation from service” (as defined in Section 409A of the Code). The Participant’s employment by an Affiliate shall be considered a Separation from Service on the date on which such Affiliate ceases to be an Affiliate; provided that, in such event, any Performance Period Bonus shall be paid after the Performance Period and subject to the achievement of the Performance Measures.

5.5. Six-Month Wait under Section 409A. To the extent that a Performance Period Bonus is a non-exempt amount payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) upon a Separation from Service (other than death) and if the Participant is a “specified employee” (as that term is defined in Code Section 409A and pursuant to procedures established by the Company) on a Participant’s Separation from Service, then any Performance Period Bonus payable pursuant to Section 5.4(c)(i), (ii) or (iii) will not be paid to the Participant during the six-month period immediately following the Separation from Service. Instead, the Performance Period Bonus that would have been payable to the Participant shall be paid on the first day of the seventh month following the Participant’s Separation from Service.

VI.	GENERAL PROVISIONS.

6.1. Amendment and Termination.

(a) The Committee may at any time amend, suspend, discontinue or terminate this Program; provided, however, that no such amendment, suspension, discontinuance or termination made after the end of the Performance Period shall adversely affect the rights of any Participant to any Performance Period Bonus; and provided further that any termination of this Program shall comply with Section 409A of the Code except to the extent otherwise permitted by the Committee at such time. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee. On and after a Change in Control, the Committee may not amend or terminate any Performance Period Bonus in a manner that adversely affects such Performance Period Bonus without the consent of the holder of the Performance Period Bonus.

(b) In the case of Participants employed outside of the United States, the Company or its Affiliates may vary the provisions of this Program as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures or, in their respective discretion, to accelerate payment to any such Participant in order to pay taxes associated with Awards that are deemed to be includible in income prior to actual payment.

6.2. Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Program, such payments shall be made to the Participant’s estate.

6.3. Rights Unsecured. The right of any Participant to receive a Performance Period Bonus shall constitute an unsecured claim against the general assets of the Company. The Committee may, however, in the event of a Potential Change in Control, determine to deposit an amount sufficient to pay the Performance Period Bonus for each Participant calculated as set forth in Section 5.4(c) into a grantor trust, subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The grantor trust shall serve as a source of payment of the Performance Period Bonus calculated as set forth in Section 5.4(c) if the Participant is involuntarily terminated by the Company without Cause, or terminates for a Change in Control Good Reason, after the Change in Control but prior to payment of the Performance Period Bonus. If the Change in Control does not occur prior to payment of the Performance Period Bonus and the Company pays the Performance Period Bonus after the end of the Performance Period to each Participant in an amount not less than the amount set forth in Section 5.4(c), the Company may recoup the amount so deposited in the grantor trust or other segregated arrangements together with earnings thereon.

6.4. Withholding Taxes. The Company shall have the right to deduct from each Performance Period Bonus any federal, state and local taxes required by such laws to be withheld with respect to any payment of the Performance Period Bonus.

6.5. Compensation Recoupment Policy. For those Participants who are subject to the Company’s Compensation Recoupment Policy, as may be amended from time to time, Awards are subject to the Company’s Compensation Recoupment Policy.

6.6. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Program shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b) No Limitation on Corporate Actions. Nothing contained in this Program shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Program or any awards made hereunder. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c) Nonalienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under this Program. The Company’s obligations under this Program are not assignable or transferable except that the Company’s obligations hereunder shall become the obligations of a company which acquires all or substantially all of the assets of the Company or any company into which the Company may be merged or consolidated.

(d) Severability. If any provision of this Program is held unenforceable, the remainder of the Program shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Program.

(e) Governing Law. This Program shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(f) Section 162(m) and Section 409A of the Code. To the extent that any Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code or is subject to Section 409A of the Code, any provision, application or interpretation of this Program that is inconsistent with such Sections shall be disregarded with respect to such Award, as applicable. In no event shall the Company, any of its Affiliates, any of it agents, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Plan to comply with Section 409A of the Code.

[Signature on Next Page]

IN WITNESS WHEREOF, the Company has caused this Program to be executed on the 2nd day of March, 2011.

AVON PRODUCTS, INC.

By:	/s/ Lucien Alziari
Name:	Lucien Alziari
Title:	SVP, HR